EXHIBIT 18.1
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To the Board of Directors
of Schnitzer Steel Industries, Inc.


Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended August 31, 1999 and issued our report thereon dated October 6, 1999, except as to Note 15 which is as of November 15, 1999. Note 15, to the financial statements describes a change in accounting principle from determining the cost of scrap metals inventories of the Metals Recycling division from the last-in, first-out to the first-in, first-out method. It should be understood that the preferability of one acceptable method of accounting over another for inventory has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management's determination that this change in accounting principle is preferable. Based on our reading of management's stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company's circumstances, the adoption of a preferable accounting principle in conformity with Accounting Principles Board Opinion No. 20.

Very truly yours,



PricewaterhouseCoopers LLP
Portland, Oregon
November 15, 1999